Exhibit 99.1

NEWS RELEASE

Contact:	Chris Curran
1.215.470.2414
chris.curran@cigna.com

Joseph P. Sullivan Joins CIGNA's Board of Directors

PHILADELPHIA, April 26, 2010 - CIGNA Corporation (NYSE: CI) announced today that Joseph P. Sullivan, former chairman and chief executive officer of Protocare, Inc., a clinical trials and pharmaceutical industry consulting firm, will join CIGNA Corporation's board of directors effective April 27, 2010.  He will be a member of the corporate governance committee and the people resources committee.

Sullivan has been a private investor since 2003. He currently serves as a director of Amylin Pharmaceuticals, Inc., HCP, Inc. and Maguire Properties.  He is also chairman of the board of advisors of RAND Health, a non-profit institution dedicated to emerging health policy issues.

“We’re really pleased to have Joe join our board. He brings a wealth of experience and knowledge in health care and health policy, an appreciation for our commitment to health improvement and wellness, and a terrific understanding of what it takes to be a growth company,” said David M. Cordani, CIGNA president and chief executive officer.

Sullivan holds both a bachelor of science degree and a juris doctor degree from the University of Minnesota.  He also earned a master of business administration from Harvard Business School.

More information on CIGNA's board of directors is available at: http://www.cigna.com/about_us/governance/index.html

About CIGNA
CIGNA (NYSE:CI), a global health service company, is dedicated to helping people improve their health, well being and sense of security. CIGNA Corporation's operating subsidiaries provide an integrated suite of medical, dental, behavioral health, pharmacy and vision care benefits, as well as group life, accident and disability insurance, to approximately 46 million people throughout the United States and around the world. To learn more about CIGNA, visit www.cigna.com.  To sign up for email alerts or an RSS feed of company news, log on to http://newsroom.cigna.com/rss/. Also, follow us on Twitter: @cignatweets and visit CIGNA’s YouTube channel at http://www.youtube.com/cignatv